UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                         LASER MORTGAGE MANAGEMENT, INC.
                         -------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   518 06 D100
                                  -------------
                                 (CUSIP Number)

                                  July 13, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
Laser Mortgage Management, Inc.
--------------------------------------------------------------------------------

CUSIP No. 51806D100                                           Page 2 of 10 pages

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Jay Buck
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                         30,000
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         869,500
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                          30,000
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      869,500
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      899,500

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        6.0%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                      IN

                               (Page 2 of 10 pages)

SCHEDULE 13G
Laser Mortgage Management, Inc.
--------------------------------------------------------------------------------

CUSIP No. 51806D100                                           Page 3 of 10 pages

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Rockwood Asset Management, Inc.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         869,500
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      869,500
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      869,500

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        6.0%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                      CO

                               (Page 3 of 10 pages)

SCHEDULE 13G
Laser Mortgage Management, Inc.
--------------------------------------------------------------------------------

CUSIP No. 51806D100                                           Page 4 of 10 pages

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Rockwood Partners, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         869,500
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      869,500
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      869,500

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        6.0%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                      PN

                               (Page 4 of 10 pages)

SCHEDULE 13G
Laser Mortgage Management, Inc.
--------------------------------------------------------------------------------

CUSIP No. 518 06 D100                                         Page 5 of 10 pages

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Demeter Asset Management, Inc.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                              0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                         869,500
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                               0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                      869,500
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      869,500

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                        6.0%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                                      CO

                               (Page 5 of 10 pages)

Item 1(a).  Name of Issuer:

            Laser Mortgage Management, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            c\o Mariner Mortgage Management, LLC
            65 East 55th Street
            New York, NY 10022

Item 2(a).  Name of Person Filing:

            This statement is filed by:

            (i) Jay Buck ("Buck") with respect to the shares of Common Stock, par value $.001 per share ("Common Stock") of Laser Mortgage Management, Inc. (the "Company") owned directly by him and shares also beneficially owned by (a) Rockwood Asset Management Inc., a Delaware corporation ("RAM"), of which Buck is the sole stockholder, President and a director, and (b) Demeter Asset Management, Inc., a Delaware corporation ("Demeter"), of which Buck is the sole stockholder, President and a director;

            (ii) RAM, with respect to the shares of Common Stock also beneficially owned by Rockwood Partners, L.P. ("Rockwood Partners"), of which RAM is the general partner; and

            (iii) Rockwood Partners, with respect to the shares of Common Stock owned directly by it.

            (iv) Demeter Asset Management, Inc. ("Demeter"), with respect to the shares of Common Stock also beneficially owned by Rockwood Partners, for which Demeter serves as investment manager;

            The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of the Reporting Persons is:
                  104 Field Point Road
                  Greenwich, Connecticut 06830

Item 2(c).   Citizenship:

             Buck is a United States citizen. RAM, Rockwood, and Demeter are each organized under the laws of the State of Delaware.

Item 2(d).   Title of Class of Securities:

             Common stock, $.001 par value

Item 2(e).   CUSIP Number:

             518 06 D100

Item 4.  Ownership.

     A.  Buck
         (a)   Amount beneficially owned:  899,500
         (b)   Percent of class:     6.0%
         (c)   (i)    Sole power to vote or direct the vote:              30,000
               (ii)   Shared power to vote or direct the vote:           869,500
               (iii)  Sole power to dispose or direct the disposition:    30,000
               (iv)   Shared power to dispose or direct the disposition: 869,500

     B. RAM
         (a)   Amount beneficially owned:  869,500
         (b)   Percent of class:     6.0%
         (c)   (i)    Sole power to vote or direct the vote:                   0
               (ii)   Shared power to vote or direct the vote:           869,500
               (iii)  Sole power to dispose or direct the disposition:         0
               (iv)   Shared power to dispose or direct the disposition: 869,500

     C.  Rockwood Partners
         (a)   Amount beneficially owned:  869,500
         (b)   Percent of class:     6.0%
         (c)   (i)    Sole power to vote or direct the vote:                   0
               (ii)   Shared power to vote or direct the vote:           869,500
               (iii)  Sole power to dispose or direct the disposition:         0
               (iv)   Shared power to dispose or direct the disposition: 869,500

     C.  Demeter
         (a)   Amount beneficially owned:  869,500
         (b)   Percent of class:     6.0%
         (c)   (i)    Sole power to vote or direct the vote:                   0
               (ii)   Shared power to vote or direct the vote:           869,500
               (iii)  Sole power to dispose or direct the disposition:         0
               (iv)   Shared power to dispose or direct the disposition: 869,500

Item 5.  Ownership of Five Percent or Less of a Class.

         n.a.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         n.a.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         n.a.

Item 8.  Identification and Classification of Members of the Group.

         n.a.

Item 9.  Notice of Dissolution of Group.

         n.a.

Item 10. Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   July 24, 2000


                                            /s/Jay Buck
                                            -------------------------------
                                            Jay Buck


                                            ROCKWOOD ASSET MANAGEMENT, INC.

                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            ROCKWOOD PARTNERS, L.P.
                                            By:  Rockwood Asset Management, Inc.
                                                 General Partner

                                              By: /s/ Jay Buck
                                                 ----------------------------
                                                 Jay Buck
                                                 President

                                            DEMETER ASSET MANAGEMENT, INC.

                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President

                                  EXHIBIT INDEX
                                  -------------

Exhibits

1. Joint Filing Agreement, dated July 24, 2000, among Buck, RAM, Rockwood and Demeter.



                               Page 10 of 10 pages